Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Virgin Galactic Holdings, Inc.:
We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report contains an explanatory paragraph related to Virgin Galactic Holdings, Inc.’s change in method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification No. 2016-02, Leases (Topic 842), as amended.
/s/ KPMG LLP
Los Angeles, California
November 16, 2020